EXHIBIT 99.1

Robert A. Ingram Named Chairman of BioCryst Pharmaceuticals, Inc.

RESEARCH TRIANGLE PARK, N.C., May 30, 2017 (GLOBE NEWSWIRE) -- BioCryst Pharmaceuticals, Inc. (NASDAQ:BCRX) announced today the appointment of Robert A. Ingram as Chairman of its Board of Directors. Following the Company’s annual meeting on May 24, 2017, Robert A. Ingram will serve as Chairman of the Board of Directors and George B. Abercrombie will serve as a member of the Company’s Board of Directors.

Announcing the change, Chief Executive Officer, Jon Stonehouse said, “I am grateful for George’s leadership of the Board over the last four years and look forward to his continued participation on our Board.” He continued, “We are very fortunate to have Bob Ingram take the reins in leading our Board as there are very few people with his long and successful record of leadership in the pharmaceutical industry, as well as his extensive experience on publicly-listed company boards. I look forward to working closely with him as we continue to build a successful rare disease company.”

“During my time on the Board, I have been impressed with BioCryst’s dedication to patients with rare disease and the pursuit of highly innovative therapies. I am very excited to help guide BioCryst through what promises to be an exciting time as it initiates Phase 3 development and prepares for commercialization of BCX7353,” said Robert A. Ingram, Chairman of the Board of the Directors.

Mr. Ingram was appointed to the Board of Directors in August 2015. He began his career in the pharmaceutical industry as a professional sales representative and rose through a series of roles with increasing responsibility to ultimately become CEO and Chairman of GlaxoWellcome plc. He co-led the merger and integration that formed GlaxoSmithKline (GSK) and served as Vice Chairman Pharmaceuticals of GSK until January 1, 2010. He joined Hatteras Venture Partners, a venture capital firm formed to invest primarily in early stage companies with a focus on biopharmaceuticals, medical devices, diagnostics, healthcare IT, and related opportunities in human medicine, as a General Partner in January 2007 and continues in that role. Mr. Ingram currently serves as Lead Director of Cree, Inc., a manufacturer of semiconductor light-emitting diode materials and devices, as Chairman of the Board of Novan, Inc., a pharmaceutical company, as Chairman of Viamet Pharmaceuticals, Inc., a private company focused on anti-infective research, and as a Director of PhaseBio Pharmaceuticals, Inc., a private clinical-stage biopharmaceutical company. Mr. Ingram also serves as a member of the Board of Directors of HBM Healthcare Investments, Ltd., a publicly traded Swiss investment company, and of Malin Corporation plc, a publicly traded life sciences company based in Ireland.

About BioCryst Pharmaceuticals

BioCryst Pharmaceuticals designs, optimizes and develops novel small molecule drugs that block key enzymes involved in rare diseases. BioCryst has several ongoing development programs: BCX7353 and other second generation oral inhibitors of plasma kallikrein for hereditary angioedema, and galidesivir, a broad spectrum viral RNA polymerase inhibitor that is a potential treatment for filoviruses. RAPIVAB® (peramivir injection), a viral neuraminidase inhibitor for the treatment of influenza, is BioCryst's first approved product and has received regulatory approval in the U.S., Canada, Japan, Taiwan and Korea. Post-marketing commitment development activities for RAPIVAB are ongoing, as well as activities to support regulatory approvals in other territories. For more information, please visit the Company's website at www.BioCryst.com.

This press release contains forward-looking statements, including statements regarding future results and achievements. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Please refer to the documents BioCryst files periodically with the SEC and located at http://investor.shareholder.com/biocryst/sec.cfm.

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CONTACT:     Thomas Staab, BioCryst Pharmaceuticals, +1-919-859-7910